Exhibit 99.1

Funds Managed by Blue Owl Capital Complete Acquisition of Sila Realty Trust

New York, NY & Tampa, Fla. – July 1, 2026 – Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL), a leading alternative asset manager, today announced that funds managed by Blue Owl have successfully completed the previously announced acquisition of Sila Realty Trust, Inc. (“Sila” or “the Company”), a net lease real estate investment trust with a strategic focus on investing in the growing and resilient healthcare sector.

“The acquisition of Sila and its differentiated, scaled portfolio of high-quality healthcare assets with strong tenants and well-structured long-term leases will further expand Blue Owl’s core net lease strategy,” said Marc Zahr, Co-President and Global Head of Real Assets at Blue Owl. “This transaction builds on the firm’s experience investing across the healthcare landscape and represents an opportunity to capitalize on the strong supply and demand fundamentals in the healthcare real estate sector while delivering compelling value for investors and the communities these facilities serve.”

At Sila’s Special Meeting of Stockholders held on June 26, 2026, more than 98% of votes were cast in favor of approving the merger agreement. Upon closing of the transaction, Sila’s common stock ceased trading and will be delisted from the New York Stock Exchange, and Sila’s common stockholders received $30.38 per share in cash, representing an approximately 19% premium over the closing share price on April 17, 2026, the last full trading day prior to the transaction announcement.

The completion of the transaction marks an important milestone for Blue Owl’s Real Assets platform and reflects the firm’s continued focus on expanding its presence across essential real estate sectors. As part of Blue Owl’s Real Assets platform, the Sila portfolio will benefit from the firm’s institutional scale, investment expertise and long-standing relationships across the real estate market, creating a strong foundation for continued growth and long-term value creation.

Advisors

BofA Securities served as Sila’s exclusive financial advisor. Hogan Lovells US LLP served as the Company’s legal counsel.

Citigroup Global Markets Inc. acted as lead financial advisor to Blue Owl and Truist Securities, Inc. also acted as financial advisor and Newmark Group, Inc. served as real estate advisor. Kirkland & Ellis LLP served as legal advisor to Blue Owl. Dechert LLP served as legal advisor to Citigroup Global Markets Inc. and Truist Securities, Inc.

About Blue Owl

Blue Owl (NYSE: OWL) is a leading asset manager that is redefining alternatives®. With $315 billion in assets under management as of March 31, 2026, we invest across three multi-strategy platforms: Credit, Real Assets and GP Strategic Capital. Anchored by a strong permanent capital base, we provide businesses with private capital solutions to drive long-term growth and offer institutional investors, individual investors, and insurance companies differentiated alternative investment opportunities that aim to deliver strong performance, risk-adjusted returns, and capital preservation.

Together with over 1,390 experienced professionals globally, Blue Owl brings the vision and discipline to create the exceptional. To learn more, visit www.blueowl.com or LinkedIn: https://www.linkedin.com/company/blue-owl-capital.

About Sila Realty Trust, Inc.

Sila Realty Trust, Inc., headquartered in Tampa, Florida, is a net lease real estate investment trust with a strategic focus on investing in the growing and resilient healthcare sector. The Company invests in high quality healthcare facilities along the continuum of care in the pursuit of generating predictable, durable, and growing income streams. Sila’s portfolio comprises high quality tenants in geographically diverse facilities, which are positioned to capitalize on the dynamic delivery of healthcare to patients. As of March 31, 2026, the Company owned 137 real estate properties and three undeveloped land parcels, located in 65 markets across the United States.

Investor Contact
Ann Dai
Head of Investor Relations
blueowlir@blueowl.com

Miles Callahan, Senior Vice President – Acquisitions, Capital Markets, Research & Credit
833-404-4107
IR@silarealtytrust.com

Media Contact
media@blueowl.com